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                                                                     EXHIBIT 4.2

                               FIRST AMENDMENT TO
                               BMC SOFTWARE, INC.
                         1994 DEFERRED COMPENSATION PLAN

         WHEREAS, BMC SOFTWARE, INC. (the "Company") has heretofore adopted the BMC SOFTWARE, INC. 1994 DEFERRED COMPENSATION PLAN, as Amended and Restated Effective April 1, 1998 (the "Plan"), for the benefit of certain of the Company's employees and the employees of other Adopting Entities; and

         WHEREAS, the Company desires to amend the Plan in certain respects; and

         WHEREAS, the power to amend the Plan is vested in the Compensation Committee pursuant to Section 11.4 of the Plan;

         NOW, THEREFORE, the Plan shall be amended as follows, effective April 1, 1999:

         1. Section 1.1(18) of the Plan shall be deleted in its entirety and the following shall be substituted therefor:

         "(18)  Intentionally Omitted."

         2. Section 3.1(d) of the Plan shall be deleted and the following shall be substituted therefor:

                           "(d) A Member's Compensation deferral election shall indicate with respect to each deferral of Base Salary and/or Incentive Pay whether (1) 100% of the amounts deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until the date such Member terminates his employment with the Company and its Subsidiaries, (2) 100% of the amounts deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until the earlier of such termination of employment or the fifth anniversary of the last day of the Plan Year in which such deferral election initially became effective, (3) 100% of the amounts deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until the earlier of such termination of employment or the tenth anniversary of the last day of the Plan Year in which such deferral election initially became effective, or (4) 50% of the amounts deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until such termination of employment and 50% of the amounts deferred thereunder and the net income (or net loss) allocated with respect thereto are to be deferred until the earlier of (i) such termination of employment or (ii) either (A) the fifth anniversary of the last day of the Plan Year in which such deferral election initially became effective or (B) the tenth anniversary of the last day of the Plan Year in which such deferral election initially became effective, as elected by such Member. With respect to each election by a Member pursuant to clauses (2), (3) or (4) of the preceding sentence, the portion of the Member's Compensation that is to be deferred until the earlier of such Member's termination of employment or the referenced fifth or tenth anniversary dates and the net income (or net loss)


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         allocated with respect thereto, shall be credited to a separate subaccount within his Deferral Account. Each such subaccount shall be referred to herein as a "Dated Deferral Subaccount" and shall be identified by the date upon which such fifth or tenth anniversary, as applicable, will occur. For example, if a Member's Compensation deferral election for the Plan Year beginning on April 1, 1999, provides that some or all of the Compensation to be deferred thereunder and the net income (or net loss) allocated with respect thereto are to be distributed to the Member as soon as administratively practicable after the earlier of his termination of employment or the fifth anniversary of the last day of such Plan Year, then such amounts shall be credited to a separate subaccount within his Deferral Account to be known as the "3/31/05 Deferral Subaccount." Notwithstanding any other provision of this paragraph (d) to the contrary, a Member's Compensation deferral election that was effective for periods prior to April 1, 1999, shall be subject to the terms of Section 3.1(d) as in effect from time to time prior to such date."

         3. The last sentence of Section 6.1 of the Plan shall be deleted and the following shall be substituted therefor:

         "Such benefit shall be paid in a single lump sum, cash payment and shall be equal in value to the balance in such Dated Deferral Subaccount as of the Valuation Date next preceding the date of such payment."

         4. Section 8.8 of the Plan shall be deleted and the following shall be substituted therefor:

                   "8.8 CHANGE IN CONTROL. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the powers and duties under the Plan of the Committee and/or the chief financial officer of BMC Software, Inc. shall cease to the extent, if any, such powers and duties are vested in the Trustee under the terms of the Trust Agreement."

         5. Section 9.3 of the Plan shall be deleted and the following shall be substituted therefor:

                  "9.3 CONTRIBUTIONS TO THE TRUST FUND. As soon as administratively practicable after each date upon which an amount is credited to a Member's Deferral Account pursuant to Section 3.1 with respect to a Plan Year beginning on or after April 1, 1999, the Employer shall contribute an equivalent amount to the Trust Fund. In addition, the Employer shall contribute to the Trust Fund an amount equal to the aggregate deferrals made under Section 3.1 on behalf of Members for the Plan Year that began on April 1, 1998, and the net income (or net loss) allocated with respect thereto, as soon as practicable following April 1, 1999; provided, however, that the amount of such contribution shall be reduced by the aggregate amount, if any, distributed to Members with respect to such deferred amounts."

         6. The following new Section 11.7 shall be added to the end of
Article XI of the Plan:

                  "11.7 GUARANTY. Notwithstanding any provisions of the Plan to the contrary, in the event any Subsidiary that adopts the Plan pursuant to Section 2.3 hereof fails to make payment of the benefits due under the Plan on behalf of its

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         Members, whether directly or through the Trust, BMC Software, Inc.
         shall be liable for and shall make payment of such benefits due as a guarantor of such entity's obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust."

         7. As amended hereby, the Plan is specifically ratified and reaffirmed.

         IN WITNESS WHEREOF, the undersigned has caused these presents to be executed this __________ day of March, 1999.

                                               BMC SOFTWARE, INC.



                                               BY:
                                                  -----------------------------
                                                  Name:
                                                       ------------------------
                                                  Title:
                                                        -----------------------


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